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                     March 9, 2021

       Richard Maasland
       Chief Accounting Officer
       AerCap Holdings N.V.
       AerCap House
       65 St. Stephen   s Green
       Dublin D02 YX20
       Ireland

                                                        Re: AerCap Holdings
N.V.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed March 5, 2020
                                                            File No. 001-33159

       Dear Mr. Maasland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services